Exhibit 99.1

News Release

SECURITY FEDERAL CORPORATION ANNOUNCES ANNUAL EARNINGS OF
$632,000

Aiken, South Carolina (May 21, 2010) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced results for its fiscal year and for the fourth quarter of its fiscal year both ending March 31, 2010.  The Company reported net income available to common shareholders of $632,000 or $0.26 per common share (basic) for its fiscal year ended March 31, 2010, compared to net income available to common shareholders of $2.18 million or $0.87 per common share (basic) for its prior fiscal year ended March 31, 2009.  Regulations require the reappraisal of certain properties financed by Security Federal.  Those properties reappraising for less than the loan amount are required to be written down as if they were sold immediately at a loss.  Because of the current depressed real estate values, that exercise resulted in the Bank showing a loss on certain loans regardless of whether a loss is ultimately realized. Given that requirement and writedown, net loss available to common shareholders for the quarter ended March 31, 2010 was $155,000 or $0.06 loss per common share (basic) compared to net income of $132,000 or $0.05 per common share (basic) for the quarter ended March 31, 2009.

The decrease in earnings for both periods was primarily the result of management’s decision to increase the allowance for loan losses through additional charges to the provision for loan losses coupled with an increase in general and administrative expenses attributable to increased FDIC insurance premiums. These factors were offset by an increase in the Company’s net interest margin.

Net income was significantly impacted by management’s decision to increase the allowance for loan losses through additional charges to the provision. For the quarter and year ended March 31, 2010, charges to the provision for loan losses were $2.68 million and $8.16 million, respectively compared to $1.80 million and $2.83 million for the same periods in the previous year. The increase in both periods reflected the Company’s concern for the condition of the local and national economy coupled with an increase in non-performing assets. Non-performing assets, which consist of non-accrual loans and repossessed assets net of specific reserves, increased $26.99 million to $40.20 million at March 31, 2010 from $13.20 million at March 31, 2009. This was a decrease however from $42.82 million for the previous quarter ended December 31, 2009. Net charge-offs as a percent of gross loans were 1.04% for the year ended March 31, 2010 compared to 0.11% for the year ended March 31, 2009. Management of the Bank continues to be concerned about current market conditions and closely monitors the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance represented 2.13% of gross loans as of March 31, 2010 compared to 1.65% as of March 31, 2009.

Excluding the effects of increased provision costs, the Company’s overall performance improved. Net interest margin for the year ended March 31, 2010 increased 35 basis points to 2.98% up from 2.63% in the previous year.  As a result, net interest income increased $4.82 million or 21.40% to $27.37 million for the year ended March 31, 2010 compared to $22.55 million for the previous year. For the three months ended March 31, 2010, net interest margin increased 25 basis points to 3.06% up from 2.81% for the quarter ended March 31, 2009. As a result, net interest income increased $458,000 or 7.08% to $6.93 million for the three months ended March 31, 2010 compared to $6.47 million for the three months ended March 31, 2009.

Non-interest income also increased during both periods. For the year ended March 31, 2010, non-interest income was $6.07 million, an increase of $1.58 million or 35.03% when compared to $4.50 million for the same period in the prior year. Non-interest income for the current quarter was $1.73 million compared to $1.29 million for the comparable quarter in 2009.

Non-interest expenses increased $2.12 million or 10.36% to $22.62 million for the year ended March 31, 2010 compared to $20.50 million for the same period in the previous year. The increase is primarily the result of an increase in FDIC insurance premiums incurred during the period. For the year ended March 31, 2010, the Company expensed $1.84 million in FDIC insurance premiums, an increase of $1.11 million or 153.77% from $724,000 for the prior year. The majority of the increase was the result of a one-time special assessment and additional provisions imposed by the FDIC on all FDIC insured deposit institutions to help replenish the government’s Deposit Insurance Fund. For the quarter ended March 31, 2010, non-interest expenses increased $516,000 or 9.63% to $5.87 million from $5.36 million for the same period in the previous year.

Total assets at March 31, 2010 were $956.00 million compared to $984.66 million at March 31, 2009, a decrease of 2.91% for the year.  Net loans receivable decreased $42.69 million or 6.99% to $568.40 million at March 31, 2010 from $611.09 million at March 31, 2009.  Total deposits were $694.25 million at March 31, 2010 compared to $661.71 million at March 31, 2009, an increase of 4.92%.  Federal Home Loan Bank advances, other borrowings, and subordinated debentures decreased $62.91 million or 25.14% to $187.30 million at March 31, 2010 from $250.21 million at March 31, 2009.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs; changes in general economic conditions, either nationally or in our market area, that are worse than expected; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; an adverse change in the residential or commercial real estate market; our ability to manage loan delinquency rates; results of examinations by the bank regulatory authorities; our ability to control operating costs and expenses; our ability to retain key members of our senior management team; costs and effects of any litigation; increased competitive pressures among  financial services companies; changes in consumer spending, borrowing, and savings habits; legislative or regulatory changes that adversely affect our business; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; the inability of key third-party providers to perform their obligations to us; changes in accounting policies and principles; war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Forward-looking statements are effective only as of the date that they are made and the Company assumes no obligation to update this information.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

INCOME STATEMENT HIGHLIGHTS
(In Thousands, except for Earnings per Common Share)

	Quarter Ended March 31,		Year Ended March 31,
	2010	2009	2010	2009

Total interest income	$11,425	$12,438	$47,507	$48,867

Total interest expense	4,500	5,971	20,136	26,321

Net interest income	6,925	6,467	27,371	22,546

Provision for loan losses	2,680	1,800	8,155	2,825

Net interest income after
provision for loan losses	4,245	4,667	19,216	19,721

Non-interest income	1,727	1,294	6,071	4,496

Non-interest expense	5,873	5,357	22,622	20,499

Income before income taxes	99	604	2,665	3,718

Provision for income taxes	11	227	1,060	1,265

Net income	88	377	1,605	2,453

Preferred stock dividends & accretion	243	245	973	272

Net income (Loss) available to
common shareholders	($155)	$132	$632	$2,181

Earnings (Loss) per common share (basic)	($0.06)	$0.05	$0.26	$0.87

BALANCE SHEET HIGHLIGHTS
(In Thousands, except for Book Value per Common Share and Ratios)

	March 31, 2010	March 31, 2009

Total assets	$956,002	$984,662

Cash and cash equivalents	8,805	6,562

Total loans receivable, net	568,399	611,090

Investment and mortgage-backed securities	311,046	314,099

Deposits	694,252	661,714

Borrowings	187,303	250,209

Shareholders' equity	67,861	67,092

Book value per common share	$20.22	$19.95

Total risk based capital ratio (1)	13.33%	12.18%

Non performing assets (2)	40,200	13,201

Non performing assets to total assets	4.21%	1.34%

Allowance as a percentage of gross loans	2.13%	1.65%

(1)- This ratio is calculated using Bank only information and not consolidated information
(2)- Non-performing assets are reported net of specific reserves of $1.80 million in 2010 and $1.70 million in 2009.